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                                                                    EXHIBIT 99.2
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FOR IMMEDIATE RELEASE

CONTACTS:   Don Wright, President and CEO
            Charlie Miracle, Interim Chief Financial Officer
            Pacific Aerospace & Electronics, Inc.
            (509) 667-9600

       PACIFIC AEROSPACE & ELECTRONICS, INC. ANNOUNCES RESTRUCTURING PLAN

WENATCHEE, WA - September 7, 2001 - Pacific Aerospace & Electronics, Inc. (OTCBB: PCTH) (the "Company") announced today that it has entered into a lock-up agreement with the holders of approximately 98% of its 11 1/4% senior subordinated notes (the "Notes") regarding a planned restructuring of the Company's debt and equity outside of bankruptcy. The lock-up agreement provides that the Noteholders will waive the Company's existing and future defaults under the Notes. The Company is currently in default under the Notes for failure to make its semi-annual interest payment prior to the expiration of a 30-day grace period on August 31, 2001. This default also caused an event of default to occur under the Company's 18% senior secured loan. The lock-up agreement contemplates the Company completing the sale of Aeromet International PLC, the Company's U.K. subsidiary, and using the proceeds of the sale to pay off the Company's 18% senior secured loan.

Under the terms of the lock-up agreement, the Noteholders would exchange their Notes, including accrued interest, for a combination of common stock, convertible preferred stock, and new notes. After conversion of the preferred stock, which would occur immediately after shareholder approval of an increase in the number of authorized shares of common stock, the Noteholders would own approximately 95% of the Company's common stock on a fully diluted basis. The notes to be issued to the Noteholders in the exchange would include $12.5 million of 10% pay-in-kind notes and $17.5 million of 10% senior subordinated notes. The new senior subordinated notes would be redeemable out of the proceeds from the sale of Aeromet. The lock-up agreement also provides for approximately $5 million of working capital financing for the Company. As part of the restructuring, the Company's Board of Directors would be reconstituted to consist of five directors, four of whom would be designated by the Noteholders.

The Company will undertake to effect the restructuring as quickly as possible by making the appropriate SEC filings and obtaining the approvals necessary to consummate the exchange.

"We are pleased to announce this transaction," said Don Wright, President and CEO of the Company. "It will allow the Company to go forward with a greatly reduced debt load. We have worked very hard to restructure the Company's operations around our strongest businesses over the past year, and we feel that we have accomplished what we set out to do in that respect. By reducing our debt load, we expect to be in a better position to capitalize on what we have done operationally. Assuming that this transaction is accomplished as expected, the capital restructuring should allow us to continue to serve our customers and do business with our vendors in the normal course, without the disruption that might have been caused by a bankruptcy filing."

Pacific Aerospace & Electronics, Inc. is an international engineering and manufacturing company specializing in technically demanding component designs and assemblies for global leaders in the aerospace, defense, electronics, medical, telecommunications, energy and transportation industries. The Company utilizes specialized manufacturing techniques, advanced materials science, process engineering and proprietary technologies and processes to its competitive advantage. The Company has approximately 800 employees worldwide and is organized into three operational groups -- U.S. Aerospace, U.S. Electronics and European Aerospace. More information may be obtained by contacting the Company directly or by visiting its Web site at www.pcth.com.
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Forward-looking statements in this release concerning trends or anticipated results are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied in the forward-looking statements. The forward-looking statements in this release are not guarantees of future performance and are subject to risks and uncertainties related to the Company's operations and its ability to obtain sufficient cash if and when needed. Specifically, the lock-up agreement referenced above contains many contingencies and closing conditions that may not occur or be fulfilled. As such, there can be no assurance that the transaction described above in this press release will be consummated. Additionally, other risks and uncertainties include, but are not limited to, competitive factors (including the possibility of increased competition or technological development, competitors, and price pressures); legal factors (such as limited protection of the Company's proprietary technology and changes in government regulation); financial factors (such as the Company's significant debt load); and the Company's dependence on key personnel and significant customers. More information about potential factors that could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements.